Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Intcomex Inc. of our report dated March 28, 2008 relating to the financial statements of Centel, S.A. de C.V., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers S.C.

Mexico City

April 1, 2010